Filed Pursuant to Rule 424(b)5
Registration File No. 333-183280

Prospectus Supplement

(To prospectus dated September 11, 2012)

7,250,000 Common Shares of Beneficial Interest

CHESAPEAKE LODGING TRUST

We are offering and selling 7,250,000 of our common shares of beneficial interest, par value $0.01 per share, which we refer to as common shares. We will receive all of the net proceeds from the sale of our common shares.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “CHSP.” The last reported sale price of our common shares on the NYSE on January 31, 2013 was $21.35 per share.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in qualifying as a REIT, among other reasons, ownership of our outstanding common shares by any person is limited to 9.8% by value or number of shares, whichever is more restrictive, subject to certain exceptions. In addition, our Declaration of Trust contains various other restrictions on the ownership and transfer of our common shares and other shares of beneficial interest.

Investing in our common shares involves certain risks. See the “risk factors” on page S-9 and in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 24, 2012.

	Per Share	Total

Public offering price	$20.75	$150,437,500

Underwriting discount	$0.83	$6,017,500

Proceeds, before expenses, to us	$19.92	$144,420,000

We have granted the underwriters an option to purchase up to 1,087,500 additional common shares exercisable, in whole or in part, at any time until 30 days after the date of this prospectus supplement.

The underwriters are offering our common shares as described in “Underwriting.” Delivery of the common shares will be made on or about February 6, 2013.

J.P. Morgan	Deutsche Bank Securities	Wells Fargo Securities	RBC Capital Markets

Baird	KeyBanc Capital Markets	JMP Securities

The date of this prospectus supplement is February 1, 2013.

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

References in this prospectus supplement to “Chesapeake,” “we,” “us,” “our” or “the Trust” are to Chesapeake Lodging Trust and its subsidiaries, including Chesapeake Lodging, L.P., which we refer to as our “operating partnership.” The term “you” refers to a prospective investor.

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Use of non-GAAP financial measures

This prospectus supplement contains non-GAAP financial measures as defined by the rules and regulations of the SEC. Non-GAAP financial measures are measures of our historical financial performance that are different from measures calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. In this prospectus supplement, we report the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Funds from operations (FFO), (2) Adjusted FFO (AFFO), (3) Hotel EBITDA, and (4) Adjusted Hotel EBITDA.

FFO—We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization, impairment charges, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, and adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. By excluding the effect of depreciation and amortization and gains (losses) from sales of real estate, both of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that FFO provides investors a useful financial measure to evaluate our operating performance.

AFFO—We further adjust FFO for certain additional recurring and non-recurring items that are not in NAREIT’s definition of FFO. Specifically, we adjust for hotel acquisition costs and non-cash amortization of intangible assets and unfavorable contract liabilities. We believe that AFFO provides investors with another financial measure of our operating performance that provides for greater comparability of our core operating results between periods.

Hotel EBITDA—Hotel EBITDA is defined as total revenues less total hotel operating expenses. We believe that Hotel EBITDA provides investors a useful financial measure to evaluate our hotel operating performance.

Adjusted Hotel EBITDA—We further adjust Hotel EBITDA for certain additional recurring and non-recurring items. Specifically, we adjust for non-cash amortization of intangible assets and unfavorable contract liabilities. We believe that Adjusted Hotel EBITDA provides investors with another useful financial measure to evaluate our hotel operating performance.

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Prospectus supplement summary

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, especially the “Risk factors” section on page S-9 and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012, before making an investment decision. Unless otherwise indicated, information presented in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional common shares in connection with the offering.

Overview

We are a self-advised REIT focused on investments in primarily upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the U.S. We believe industry dynamics since our inception have created and will continue to create attractive opportunities to acquire high-quality hotels, at prices below replacement costs, with attractive yields on investment and significant upside potential. We were organized in June 2009, completed our initial public offering, or IPO, in January 2010 and have since acquired or committed to acquire the following 16 hotels:

Hotel	Location	Rooms	Acquisition Date

Hyatt Regency Boston	Boston, MA	502	March 18, 2010

Hilton Checkers Los Angeles	Los Angeles, CA	188	June 1, 2010

Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010

Boston Marriott Newton	Newton, MA	430	July 30, 2010

Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010

Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011

W Chicago—City Center	Chicago, IL	403	May 10, 2011

Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011

Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011

Hotel Adagio	San Francisco, CA	171	July 8, 2011

Denver Marriott City Center	Denver, CO	613	October 3, 2011

Holiday Inn New York City Midtown—31st Street	New York, NY	122	December 22, 2011

W Chicago—Lakeshore	Chicago, IL	520	August 21, 2012

Hyatt Regency Mission Bay Spa and Marina	San Diego, CA	429	September 7, 2012

The Hotel Minneapolis	Minneapolis, MN	222	October 30, 2012

Hyatt Place New York Midtown South	New York, NY	185	Under contract

		4,907

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned, taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning Chesapeake Lodging Trust. Information on our Internet site is neither part of nor incorporated into this prospectus supplement or the accompanying prospectus.

Recent developments

The following is a summary of recent developments in our financial condition and business.

Preliminary fourth quarter and year ended 2012 results

The following preliminary results and the reconciliations of the non-GAAP financial measures presented in the tables that follow are unaudited and therefore are subject to adjustments that may result from the completion of our annual audit process. As a result, our actual results may differ from these preliminary results (unaudited):

	Three months ended December 31, 2012	Year ended December 31, 2012
	Preliminary	Preliminary

Pro forma RevPAR increase over 2011(1)	5.5%	8.8%
Net income available to common shareholders, excluding amounts attributable to unvested time-based awards(2)	$ 7.4	$22.6
Adjusted Hotel EBITDA(2)	$26.7	$92.2
AFFO per diluted share	$0.41	$1.61

(1)	We assess the operating performance of our hotels irrespective of the hotel owner during the periods compared, or on a pro forma basis. This metric includes the hotel operating results of 10 of our 15 hotels owned as of December 31, 2012 and does not include operating results for the Holiday Inn New York City Midtown—31st Street, as the hotel opened for business on January 19, 2012, the Hotel Adagio, as the hotel was under renovation during the period, and the W Chicago—Lakeshore, the Hyatt Regency Mission Bay Spa and Marina, and The Hotel Minneapolis, as these hotels were acquired during 2012.

(2)	In millions.

The following table reconciles preliminary net income available to common shareholders, excluding amounts attributable to unvested time-based awards to FFO and AFFO available to common shareholders for the three months and year ended December 31, 2012 (unaudited):

(in thousands, except share and per share data)	Three Months Ended December 31, 2012 Preliminary	Year Ended December 31, 2012 Preliminary

Net income available to common shareholders, excluding amounts attributable to unvested time-based awards	$7,390	$22,587
Add: Depreciation and amortization	8,509	28,931

FFO available to common shareholders	15,899	51,518
Add: Hotel acquisition costs	77	2,994
Non-cash amortization(1)	61	242

AFFO available to common shareholders	$16,037	$54,754

FFO per common share—basic and diluted	$0.40	$1.51
AFFO per common share—basic and diluted	$0.41	$1.61
Weighted-average number of common shares outstanding—basic and diluted	39,391,677	34,048,752

(1)	Includes non-cash amortization of ground lease asset, deferred franchise costs, unfavorable contract liability, and air rights contract.

The following table calculates preliminary Hotel EBITDA and Adjusted Hotel EBITDA for the three months and year ended December 31, 2012 (unaudited):

(in thousands)	Three Months Ended December 31, 2012 Preliminary	Year Ended December 31, 2012 Preliminary

Total revenue	$85,100	$278,276
Less: Total hotel operating expenses	58,362	185,842

Hotel EBITDA	26,738	92,434
Less: Non-cash amortization(1)	(69)	(278)

Adjusted Hotel EBITDA	$26,669	$92,156

(1)	Includes non-cash amortization of ground lease asset, deferred franchise costs, and unfavorable contract liability.

Recent and pending acquisitions

W Chicago—Lakeshore

On August 21, 2012, we acquired the 520-room W Chicago—Lakeshore located in Chicago, Illinois for a purchase price of $126.0 million, or approximately $242,300 per key. We funded the acquisition with available cash on hand and a borrowing under our revolving credit facility. In connection with the acquisition, we entered into a long-term management agreement with Starwood Hotels & Resorts Worldwide, Inc. to continue operating the hotel under the W® flag.

The W Chicago—Lakeshore is a 32-story, full-service, luxury property with 520 rooms, including 42 suites featuring stunning views of Lake Michigan. The property features one three-meal restaurant, two full-service bars, including the roof top Whiskey Sky, the 9,600 square foot Bliss® spa, a SWEAT® state-of-the-art fitness center and over 12,000 square feet of meeting and event space. The property is also the closest hotel to the Navy Pier and within walking distance of East Michigan Avenue and Chicago’s business districts. Shortly after the acquisition, we began the planning process to execute a $35 million to $38 million comprehensive renovation of the property, which is expected to commence in the fourth quarter of 2013.

Hyatt Regency Mission Bay Spa and Marina

On September 7, 2012, we acquired the 429-room Hyatt Regency Mission Bay Spa and Marina, located in San Diego, California for a purchase price of $62.0 million, or approximately $144,500 per key. We funded the acquisition with available cash on hand and a borrowing under our revolving credit facility. In connection with the acquisition, we assumed the existing management agreement with Hyatt Hotels Corporation.

The Hyatt Regency Mission Bay Spa and Marina includes many unique service elements on its 19 acres of prominent waterfront footprint. The hotel’s 429 rooms include 137 large suites among its four guestroom buildings, with the remaining rooms averaging a generous 400 square feet. The property features a 187 slip marina, the full-service Blue Marble spa, multiple food and beverage outlets including the award winning Red Marlin with 360-degree bay views, three lagoon shaped pools each with its own 120-foot water slide, exclusive water boat taxi service to Sea World’s private VIP entrance, and over 37,000 square feet of meeting space.

The Hotel Minneapolis

On October 30, 2012, we acquired the 222-room The Hotel Minneapolis, a Marriott Autograph Collection hotel, located in Minneapolis, Minnesota for a purchase price of $46.0 million, or approximately $207,200 per key. We funded the acquisition with a borrowing under our revolving credit facility. We entered into an agreement with a subsidiary of HEI Hotels and Resorts to manage the property.

The Hotel Minneapolis is conveniently connected to the city skywalk system which links more than 80 blocks and over 26 million square feet of prominent office and retail buildings throughout downtown Minneapolis. The 10-story property features 22 suites, 6,000 square feet of meeting and catering space, the 250-seat Max Restaurant and Bar, a large business center, fitness center and approximately 12,000 square feet of leased tenant space.

Hyatt Place New York Midtown South

We have entered into an agreement to acquire the 185-room Hyatt Place New York Midtown South, currently under development, for a purchase price of $76.2 million, plus customary pro-rated amounts and closing costs. We expect to fund the purchase price with available cash and cash equivalents and the proceeds of a $35.0 million advance under the $60.0 million term loan described under “—Enhanced liquidity” below and, if necessary, by borrowing under our revolving credit facility. We have deposited $0.7 million under the purchase and sale agreement, which is non-refundable except (1) in the event of a default under the purchase and sale agreement by the seller or (2) as expressly otherwise provided by the purchase and sale agreement. We have provided a secured loan to the seller in the amount of $7.8 million, the proceeds of which have been used toward completing construction of the hotel. Amounts borrowed and any accrued and unpaid interest under the construction loan as well as amounts deposited under the purchase and sale agreement will offset a portion of the price we pay at the time of the closing of the acquisition. We currently expect to complete this acquisition in the first quarter of 2013, but because the acquisition is subject to completion of the hotel by the third-party developer and customary closing conditions, we can give no assurance that the acquisition will be consummated within that time frame, or at all. Failure to complete this acquisition could subject us to risks relating to the recovery of the amount of the hotel construction financing we have provided, and cause us to incur costs in our efforts to make such recoveries.

Enhanced liquidity

On July 3, 2012, we entered into a loan agreement to obtain a $60.0 million term loan from an affiliate of Wells Fargo Securities, LLC, an underwriter of this offering. The initial term of the loan matures in July 2014 and we have three one-year extension options that may be exercised subject to certain conditions. At the initial closing, $25.0 million was advanced by the lender and is secured by the Holiday Inn New York City Midtown—31st Street. The remaining $35.0 million is expected to be advanced by the lender in the first quarter of 2013 upon closing on the acquisition of the Hyatt Place New York Midtown South and satisfaction of certain customary closing conditions. Following the subsequent advance, the entire $60.0 million principal amount of the loan will be secured by both hotels. The loan bears interest equal to LIBOR, plus 3.25%. Contemporaneous with the closing of the term loan, we entered into an interest rate swap to effectively fix the interest rate on the initial $25.0 million advance for the original two-year term at 3.75% per annum. Under the terms of the interest rate swap, we pay fixed interest of 0.50% per annum on a notional amount of $25.0 million and receive floating rate interest equal to the one-month LIBOR. The effective date of the interest rate swap is July 3, 2012 and it matures on July 3, 2014. At the time of the subsequent advance, we expect to enter into a similar interest rate swap to effectively fix the interest rate on the additional $35.0 million borrowed on the loan.

On October 25, 2012, we amended the agreement governing our secured revolving credit facility to, among other things, (1) increase the maximum size of the facility, (2) lower the interest rate spread over LIBOR charged on outstanding borrowings, and (3) extend the initial term. The amended credit agreement increases the maximum amount we may borrow under the revolving credit facility from $200.0 million to $250.0 million, and also provides for the possibility of further future increases, up to a maximum of $375.0 million, in accordance with the terms of the amended credit agreement. The $50.0 million increase resulted from $25.0 million commitments provided by two new banks. The actual amount that we can borrow under the revolving credit facility continues to be based on the value of our hotels included in the borrowing base, as defined in the amended credit agreement. The interest rate spread over LIBOR for borrowings under the revolving credit facility was reduced by 100 basis points to LIBOR, plus 1.75%—2.75% (the spread over LIBOR based on our consolidated leverage ratio). The initial term of the amended credit agreement will now expire in April 2016, but the term may be extended for one year subject to satisfaction of certain customary conditions. The amended credit agreement effected no other significant changes to the financial covenants, including the leverage and coverage ratios and minimum tangible net worth requirement, or other business terms of the revolving credit facility, as compared to those in effect prior to the amendment.

In addition, we are negotiating to obtain a mortgage loan in the aggregate principal amount of $32.0 million with a term of 10 years to be secured by the Hilton Checkers Los Angeles. We expect to close on the loan prior to the end of the first quarter of 2013, although there can be no assurances that we will be able to obtain such loan on acceptable terms during such time period or at all. We expect to use the proceeds from the loan, if obtained, for general corporate purposes, including repayment of any outstanding amounts under our revolving credit facility.

As of January 31, 2013, we had approximately, $26.2 million of cash and cash equivalents and $55.0 million outstanding under our revolving credit facility. After giving effect to (i) the acquisition of the Hyatt Place New York Midtown South and the related funding of the remaining $35.0 million under the $60.0 million term loan, (ii) the $32.0 million mortgage loan to be secured by the Hilton Checkers Los Angeles, and (iii) the use of estimated net proceeds from this offering to repay amounts outstanding under the revolving credit facility as described in “Use of Proceeds” below, we expect to have approximately $111.3 million of cash and cash equivalents and $250.0 million of available borrowing capacity under our revolving credit facility to invest in future acquisitions of hotels in accordance with our investment strategy and for general corporate purposes.

Potential future acquisitions

In addition to the hotel we have under contract, we have identified and are in various stages of reviewing and negotiating additional potential hotel acquisition opportunities. We cannot assure you that we will be able to acquire any of the hotels we are currently evaluating, which could delay the deployment of some or all of the net proceeds of the offering. Any acquisition would require us to negotiate and execute a mutually acceptable definitive and binding purchase and sale agreement with the seller of a hotel, which we expect will contain a number of conditions to closing the acquisitions, including:

•	our ability to negotiate and execute new management agreements and franchise agreements, or assume the existing agreements, for the hotels;

•	our completion of satisfactory due diligence with respect to the hotels; and

•	satisfaction of customary closing conditions including, where applicable, lender approval of our assumption of existing debt secured by the hotel.

The offering

The following is a brief summary of certain terms of this offering. For a more complete description of our common shares, see “Description of Shares of Beneficial Interest” in the accompanying prospectus.

Issuer	Chesapeake Lodging Trust.

Common shares offered	7,250,000 shares.

Common shares to be outstanding after this offering	47,486,021 shares.

Use of proceeds	We intend to contribute the net proceeds from this offering to our operating partnership which, in turn, will use a portion of the net proceeds to repay outstanding borrowings under our revolving credit facility, which amounted to $55.0 million as of January 31, 2013. Our operating partnership will invest any remaining net proceeds, together with the available borrowing capacity under our revolving credit facility, in future acquisitions of hotels in accordance with our investment strategy and for general corporate purposes. Prior to the full investment of any remaining net proceeds in hotels, we intend to invest the net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in our target hotels. See “Use of Proceeds.”

Distribution policy

As a result of the strong operating performance and limited capital needs of our existing hotel portfolio, we have declared and paid ten consecutive quarterly dividends on our common shares, and in 2012 increased the amount of our quarterly dividend payment to $0.22 per share. We intend to continue to make quarterly distributions to holders of our common shares out of our earnings. To maintain our qualification as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our REIT taxable income, subject to certain adjustments and excluding net capital gains (which does not necessarily equal net income as calculated in accordance with GAAP). The timing and frequency of distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our trustees. Our ability to pay distributions to our shareholders depends, in part, upon our receipt of rent payments with respect to our hotels from our TRS, and, in turn, upon the management of our hotels by the various managers our TRS has engaged to operate our hotels. In addition to the factors outlined above, the per share amounts of future distributions will depend on the number of our common and preferred shares outstanding from time-to-time. As of the date of this offering, 5,000,000 of our series A preferred shares are outstanding, and our common shares rank junior to our series A preferred shares with respect to payment of dividends.

Listing	Our common shares are listed on the NYSE under the symbol “CHSP.”

Restrictions on ownership	To assist us in maintaining our qualification as a REIT, our Declaration of Trust provides that no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares. For more information, see “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” on page 11 of the accompanying prospectus.

Tax consequences	The federal income tax consequences of purchasing, owning and disposing of our common shares are summarized in “Material U.S. Federal Income Tax Considerations” in our Current Report on Form 8-K filed with the SEC on March 1, 2012.

Settlement date	Delivery of the common shares will be made against payment therefor on or about February 6, 2013.

Transfer agent	The transfer agent for our common shares is American Stock Transfer & Trust Company, LLC.

Conflicts of interest	As described in “Use of Proceeds,” we expect to contribute the net proceeds from this offering to our operating partnership, which will use a portion of the net proceeds to repay borrowings outstanding under our revolving credit facility. Affiliates of certain of the underwriters of this offering are lenders under our revolving credit facility and will receive a pro rata portion of the net proceeds used to repay borrowings outstanding on our revolving credit facility. See “Underwriting.”

Risk factors	See “risk factors” on page S-9 and in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012 and incorporated by reference into this prospectus supplement, for other information you should consider before buying our common shares.

The number of common shares to be outstanding after this offering is based on 40,236,021 common shares outstanding as of January 31, 2013.

Risk factors

You should carefully consider the risks described below and the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012 before making an investment decision. You should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If certain of the risks described in the risk factors incorporated by reference herein actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common shares could decline, and you may lose all or part of your investment. The risk factors incorporated by reference herein and discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements and Projections” in this prospectus supplement.

Because our officers have broad discretion to invest our available cash, the proceeds of this offering and available borrowing capacity under our revolving credit facility, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our officers have broad discretion, within the general investment policies established by our board of trustees, to invest our available cash and borrowing capacity and to determine the timing of such investments. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Such discretion could result in investments that may not yield returns consistent with investors’ expectations or with which you may not agree. These factors may increase the uncertainty, and thus the risk, of investing in our shares. Our failure to invest our available funds effectively or find suitable hotels to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our shareholders.

We cannot assure you that we will be able to identify assets that meet our investment objectives, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may make will generate revenue, income or cash flow. Our inability to do any of the foregoing could materially and adversely affect our results of operations and cash flows and our ability to make distributions to our shareholders.

After the completion of our 2012 audit, we may determine that our preliminary fourth quarter and year ended 2012 results are different than the results set forth in this prospectus supplement.

The preliminary earnings results for the fourth quarter and year ended 2012 included in this prospectus supplement are subject to adjustments that may result from the completion of our annual audit process. Any such adjustments could result in changes to our preliminary earnings results set forth in this prospectus supplement that are more or less favorable to shareholders.

Holders of our outstanding series A preferred shares have dividend, liquidation and other rights that are senior to the rights of the holders of our common shares.

As of December 31, 2012, 5,000,000 of our series A preferred shares were issued and outstanding. Holders of our outstanding series A preferred shares are entitled to cumulative dividends before any dividends may be declared or set aside on our common shares. Upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common shares, holders of our series A preferred shares are entitled to receive a liquidation preference of $25.00 per share plus any accrued and unpaid distributions. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common shares. In addition, holders of our series A preferred shares have the right to elect two additional trustees to our board of trustees whenever dividends are in arrears in an aggregate amount equivalent to six or more quarterly dividends, whether or not consecutive.

The change of control conversion and redemption features of our series A preferred shares may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the occurrence of a change of control, the result of which our common shares and the common securities of the acquiring or surviving entity (or American Depositary Receipts representing such securities) are not listed on the NYSE, the NYSE Amex Equities or the NASDAQ Stock Market or listed or quoted on a successor exchange or quotation system, holders of our series A preferred shares will have the right (unless we have provided or provide notice of our election to redeem the series A preferred shares) to convert some or all of their series A preferred shares into our common shares (or equivalent value of alternative consideration), and under these circumstances we will also have a special optional redemption right to redeem the series A preferred shares. Upon such a conversion, the holders of series A preferred shares will be limited to a maximum number of our common shares equal to 2.9189 multiplied by the number of series A preferred shares converted. Those features of the series A preferred shares may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then-current market price or that our shareholders may otherwise believe is in their best interests.

Future issuances of debt or equity securities ranking senior to our common shares may adversely affect the market price of our common shares.

In addition to our outstanding series A preferred shares, in the future we may decide to issue additional equity securities ranking senior to our common shares. In addition, we may decide to issue debt securities in the future ranking senior to our common shares, and it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances. Thus, holders of our common shares will bear the risk of future issuances reducing the market price of our common shares, lowering the per share amount of distributions we may pay and diluting the value of their investment in us.

Future issuances or sales of our common shares may depress the price of these securities.

We cannot predict whether future issuances of our common shares or the availability of common shares for future sale will decrease the market price of these shares. Future issuances or sales of a substantial number of our common shares in the public market (including shares issued to our trustees and officers), or the perception that such issuances or sales might occur, may cause the market price of our shares to decline.

Each of our executive officers and trustees has agreed that, for a period of 60 days after the date of this prospectus supplement and subject to certain exceptions, he will not directly or indirectly, without the prior written consent of the representatives of the underwriters, sell or otherwise dispose of any common shares. We have entered into a similar agreement with the representatives, but our agreement will not apply in respect of common shares we may issue under our existing equity incentive plan. At any time, the representatives may release all or a portion of the common shares subject to the foregoing lock-up provisions. If the restrictions under such agreements are waived, the affected common shares may be available for sale into the market, which could reduce the market price for our common shares.

In addition, we may issue from time-to-time additional common shares or limited partnership interests in our operating partnership that are exchangeable for common shares in connection with the acquisition of hotels, and we may grant demand or piggyback registration rights in connection with these issuances. The issuance of our common shares or operating partnership units in connection with property, portfolio or business acquisitions may be dilutive to existing shareholders, may adversely affect the prevailing market price for our common shares, and may impair our ability to raise capital through a sale of additional equity securities.

We may be subject to risks associated with a renovation project planned for the W Chicago—Lakeshore.

We are planning to undertake a comprehensive renovation of the W Chicago—Lakeshore that we estimate will require an investment of approximately $35.0 million to $38.0 million. This renovation project gives rise to several risks, including construction cost overruns and delays; closure of portions of the hotel for longer than expected; and reduction in demand for the portion of the hotel that remains open while the renovation project is underway. These costs and delays could have a material adverse effect on occupancy rates, revenues and profits at the hotel.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends, which could adversely affect the value of our common shares if they are perceived as less attractive investments.

The American Taxpayer Relief Act of 2012 (the “ATRA”) was enacted on January 3, 2013. Under the ATRA, for taxable years beginning in 2013, for non-corporate taxpayers, the maximum rate applicable to “qualified dividend income” paid by regular “C” corporations to U.S. shareholders generally is 20%, and there is no certainty as to how long this rate will be applicable. Dividends payable by REITs, however, generally are not eligible for the current reduced rate. Although the ATRA does not adversely affect the taxation of REITs or dividends payable by REITs, it could cause non-corporate taxpayers to perceive investments in REITs to be relatively less attractive than investments in the stocks of regular “C” corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

Cautionary note regarding forward-looking statements and projections

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk factors” included in this prospectus supplement and the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012, as well as other disclosures included or incorporated by reference into this prospectus supplement, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	our ability to qualify and maintain qualification as a REIT;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the markets in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering costs, will be approximately $144.2 million. If the underwriters’ option to purchase additional common shares is exercised in full, our net proceeds from this offering will be approximately $165.8 million. We will contribute the net proceeds of this offering to our operating partnership which, in turn, will use a portion of the net proceeds to repay borrowings outstanding under our revolving credit facility. After repaying borrowings outstanding under our revolving credit facility, our operating partnership will use any remaining net proceeds, together with the available borrowing capacity under our revolving credit facility, to invest in future acquisitions of hotels in accordance with our investment strategy and for general corporate purposes. Prior to the full investment of any remaining net proceeds in hotels, we intend to invest these net proceeds in certificates of deposit, interest-bearing short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. These initial investments are expected to provide a lower net return than we will seek to achieve from investments in our target hotels.

Amounts borrowed under our revolving credit facility bear interest at variable rates based on LIBOR, plus 1.75%—2.75%, with the spread over LIBOR determined based on our consolidated leverage ratio. As of January 31, 2013, the interest rate on borrowings under our revolving credit facility was 1.96% and our maximum borrowing capacity under the facility was $250.0 million based on the hotels included in its borrowing base at that time. The initial term of the revolving credit facility matures in April 2016, but the term may be extended for one year subject to satisfaction of certain customary conditions. We typically use amounts borrowed under our revolving credit facility to acquire hotels and for general corporate purposes. Affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC and certain other prospective members of the underwriting syndicate are lenders to us under our revolving credit facility and will receive their proportionate share of amounts outstanding under our revolving credit facility that are repaid with the net proceeds of this offering.

Additional federal income tax considerations

The following supplements the discussion of the material U.S. federal income tax considerations of an investment in our common shares that was presented in our Current Report on Form 8-K filed with the SEC on March 1, 2012.

Information regarding reporting and backup withholding tax applicable to shareholders—non-U.S. shareholders—withholding on payments to certain foreign entities

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the regulations, the required withholding would not begin until January 1, 2014 with respect to dividends on our shares, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Legislative and other actions affecting REITs—recent legislative changes

The ATRA was enacted on January 3, 2013. Prior to the enactment of the ATRA, certain provisions of U.S. federal income tax law relating to capital gain taxation (including the taxation of capital gain dividends) and the applicability of capital gain rates to dividends designated as “qualified dividend income” were scheduled to “sunset” and revert to provisions of prior law for taxable years beginning after December 31, 2012. The ATRA has modified those rules. As a result, for taxable years beginning after 2012, for non-corporate taxpayers, both the maximum capital gain tax rate (for gain other than “unrecaptured section 1250 gain”) and the maximum rate applicable to qualified dividend income generally is 20%.

Similarly, for taxable years beginning after 2012, the backup withholding rate (which was scheduled to increase to 31%) is 28%. Under ATRA, for taxable years beginning after 2012, the highest marginal U.S. federal income tax rate for non-corporate taxpayers is 39.6% and the highest marginal U.S. federal income tax rate for corporate taxpayers continues to be 35%.

Underwriting

We are offering the common shares of beneficial interest described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common shares listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities LLC	2,102,500
Deutsche Bank Securities Inc.	1,740,000
Wells Fargo Securities, LLC	1,595,000
RBC Capital Markets, LLC	725,000
Robert W. Baird & Co. Incorporated	507,500
KeyBanc Capital Markets Inc.	362,500
JMP Securities LLC	217,500

Total	7,250,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the price set forth on the cover page of this prospectus supplement, or the offering price per share, and to certain dealers at that price less a concession not in excess of $0.498 per share. After the offering, the offering price per share and other selling terms may be changed by the underwriters. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in the offering.

The underwriters have an option to buy up to 1,087,500 additional common shares from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the 7,250,000 shares are being offered.

The underwriting fee is equal to the offering price per share less the amount paid by the underwriters to us per share. The underwriting fee is $0.83 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting Discount	Without exercise of underwriters’ option	With full exercise of underwriters’ option
Per Share	$0.83	$0.83
Total	$6,017,500	$6,920,125

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Each of our executive officers and trustees has agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of, or enter into any transaction that is designed to or reasonably expected to lead to or result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares owned by these persons prior to this offering for a period of 60 days after the date of this prospectus supplement without the prior written consent of the representatives. This consent may be given at any time without public notice. We have entered into a similar agreement with the underwriters, subject to certain exceptions.

Notwithstanding the foregoing, if, subject to certain exceptions, (i) during the last 17 days of the 60-day restricted period we release earnings results or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 60-day period, then the above restrictions will continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event (unless the representatives waive in writing such extension).

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common shares are listed on the NYSE under the symbol “CHSP.”

In connection with the offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of the offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They receive customary fees and commissions for these services.

Affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC and certain other prospective members of the underwriting syndicate have performed investment banking, financial advisory and lending services for us and our affiliates from time-to-time, for which they have received customary compensation, and they may continue to do so in the future. In addition, we expect to use the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility. Affiliates of J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, and RBC Capital Markets, LLC are lenders under our revolving credit facility and will receive their pro rata portion of amounts repaid from the proceeds of this offering. The affiliate of Wells Fargo Securities, LLC is the administrative agent, the affiliate of J.P. Morgan Securities LLC is the syndication agent, and Deutsche Bank Securities Inc. serves as documentation agent for the revolving credit facility. Because affiliates of some or all of the underwriters are lenders under our revolving credit facility, it is possible that more than 5% of the net proceeds of this offering may be received by the underwriters or their affiliates. Further, on July 3, 2012, we entered into a loan agreement with an affiliate of Wells Fargo Securities, LLC for a $60.0 million term loan, $25.0 million of which has been advanced by the lender and is secured by the Holiday Inn New York City Midtown—31st Street. The remaining $35.0 million is expected to be advanced by the lender in the first quarter of 2013 upon closing on the acquisition of the Hyatt Place New York Midtown South and satisfaction of certain customary closing conditions. Following the subsequent advance, the entire $60.0 million principal amount of the loan will be secured by both hotels. See “Prospectus supplement summary—Recent developments—Enhanced liquidity.”

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters may arrange to sell the common shares offered hereby in certain jurisdictions outside the U.S., either directly or through affiliates, where it is permitted to do so.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than this prospectus supplement and the accompanying prospectus, in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus, or the registration statement of which the accompanying prospectus and this prospectus supplement form a part.

European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), an offer to the public of any common shares that are the subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any of the common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) at any time to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors,” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common shares shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of the common shares that are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or the underwriter to produce a prospectus for such offer. Neither we nor the underwriters has authorized, or will authorize, the making of any offer of the common shares offered hereby through any financial intermediary, other than offers made by the underwriters that constitute the final offering of the securities contemplated in this prospectus supplement and the accompanying prospectus.

For the purposes of this provision and the buyer’s representation below, the expression an “offer of securities to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any of the common shares that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will be deemed to have represented, warranted and agreed to and with the underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any common shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors,” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or (ii) where the common shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the common shares, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything in relation to the common shares in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of June 23, 2006, as amended (“CISA”), and accordingly, the common shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the common shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the common shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The common shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of November 22, 2006, as amended (“CISO”), such that there is no public offer.

Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the common shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom they have been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than their recipients. They may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the common shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in those rules. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set out herein and therein, and has no responsibility for them. The common shares that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered hereby should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser.

Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The common shares offered in this prospectus supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Legal matters

Hogan Lovells US LLP will issue opinions to us regarding the validity of the common shares offered hereby and certain U.S. federal income tax matters related to our qualification as a REIT. Certain legal matters related to the offering will be passed upon for the underwriters by Clifford Chance US LLP. Clifford Chance US LLP will rely on the opinion of Hogan Lovells US LLP for certain matters of Maryland law.

Experts

The consolidated financial statements of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report (Form 10-K) for the year ended December 31, 2011, including the schedule appearing therein, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The financial statements of W Chicago—City Center and W Chicago—Lakeshore appearing in Chesapeake Lodging Trust’s Current Reports on Form 8-K/A dated July 26, 2011 and September 11, 2012, respectively, have been audited by Ernst & Young LLP, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements of Chesapeake Lodging Trust and financial statements of W Chicago—City Center and W Chicago—Lakeshore are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of NJA Hotel, LLC appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K filed on February 28, 2011 have been audited by Reznick Group, P.C., an independent accounting firm, as set forth in their report therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WTCC City Center Mezz V, LLC as of December 31, 2010 and 2009, and for the years then ended, appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A filed on December 19, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

Incorporation of certain information by reference

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 24, 2012, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2012 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed with the SEC on May 9, 2012, August 9, 2012 and November 8, 2012, respectively;

•

our Current Reports on Form 8-K filed with the SEC on March 1, 2012, May 30, 2012, July 13, 2012, July 31, 2012 (solely in respect of information filed pursuant to Items 1.01 and 2.03 therein), August 9, 2012, August 21, 2012, September 7, 2012, September 11, 2012, September 17, 2012, October 26, 2012 and January 31, 2013 (solely in respect of information filed pursuant to Item 5.02 therein);

•

our Current Report on Form 8-K filed with the SEC on February 28, 2011, and our Current Reports on Form 8-K/A filed with the SEC on July 26, 2011, December 19, 2011, July 10, 2012 and September 11, 2012 (in each case, only to the extent of the financial statements, pro forma financial information and auditors’ consents filed pursuant to Item 9.01 therein); and

•	our Registration Statement on Form 8-A (File No. 001-34572) filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our

Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: www.chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS

PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

PROSPECTUS

$500,000,000

CHESAPEAKE LODGING TRUST

Preferred Shares, Common Shares,

Warrants, Rights and Units

Under this prospectus, we may offer, from time to time, in one or more series or classes, up to $500,000,000 of the following securities:

•	our common shares of beneficial interest, or common shares;

•	our preferred shares of beneficial interest, or preferred shares;

•	warrants exercisable for our common shares or preferred shares;

•	rights to purchase our common shares; and

•	any combination of the foregoing as units.

This prospectus describes some of the general terms that may apply to the securities. Each time that we offer securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated by reference in this prospectus.

We may offer and sell the securities to or through one or more underwriters or dealers, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common shares and 7.75% Series A Cumulative Redeemable Preferred Shares are listed on the New York Stock Exchange, or NYSE, under the symbols “CHSP” and “CHSPPrA.”

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” on page 1 of this prospectus and in the applicable prospectus supplement and the documents incorporated by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings for up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time that we offer securities under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the particular securities being offered at that time. We also may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained in this prospectus or in the documents that we have incorporated by reference in this prospectus. You should carefully read this prospectus, the prospectus supplement and any free writing prospectus, together with the information incorporated by reference in this prospectus, before deciding to invest in our securities.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement or such free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as described under “Where You Can Find More Information.”

When used in this prospectus, except where the context otherwise requires, the terms “we,” “our,” “us” and “the Trust” refer to Chesapeake Lodging Trust and, where appropriate, its subsidiaries.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, including Marriott International, Inc., Hilton Worldwide, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group and Starwood (M) International, Inc. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” is an issuer or underwriter of the securities being offered hereby, plays (or will play) any role in the offer or sale of our securities or has any responsibility for the creation or contents of this prospectus or any supplement. In addition, none of the trademark owners has or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained or incorporated by reference in this prospectus or any supplement or otherwise disseminated in connection with the offer or sale of the securities offered. You must understand that, if you purchase our securities in any offering made pursuant to this prospectus or any supplement, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such shares) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

ii

SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

Overview

We are a self-advised REIT focused on investments in primarily upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. We believe industry dynamics since our inception have created and will continue to create attractive opportunities to acquire high-quality hotels, at prices below replacement costs, with attractive yields on investment and significant upside potential. We were organized in June 2009, completed our initial public offering, or IPO, in January 2010 and have since acquired the following 14 hotels:

Hotel	Location	Rooms	Acquisition Date
Hyatt Regency Boston	Boston, MA	502	March 18, 2010
Hilton Checkers Los Angeles	Los Angeles, CA	188	June 1, 2010
Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010
Boston Marriott Newton	Newton, MA	430	July 30, 2010
Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010
Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011
W Chicago — City Center	Chicago, IL	368	May 10, 2011
Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011
Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011
Hotel Adagio	San Francisco, CA	171	July 8, 2011
Denver Marriott City Center	Denver, CO	613	October 3, 2011
Holiday Inn New York City Midtown — 31st Street	New York, NY	122	December 22, 2011
W Chicago — Lakeshore	Chicago, IL	520	August 21, 2012
Hyatt Regency Mission Bay Spa and Marina	San Diego, CA	429	September 7, 2012

		4,465

In addition, we have committed to acquire the Hyatt Place New York Midtown South for a purchase price of $76.2 million.

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Corporate Information

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning us. Information on our Internet site is neither part of nor incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities incorporated in this prospectus by reference to our most recent Annual Report on Form 10-K, the other information contained or incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect the Trust. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K filed with the SEC, as well as other sections of our other reports filed with the SEC incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	our ability to qualify and maintain qualification as a REIT;

•	general volatility of the capital markets and the market price of our common shares or preferred shares;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus and the documents incorporated by reference also contain market data related to our business and the lodging industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our targeted markets and segments of the lodging industry may not grow at the rates projected by these data, or at all. The failure of these markets and segments to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

Unless otherwise described in the applicable supplement to this prospectus used to offer specific securities, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future lodging-related investments, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:

	For the six months ended June 30, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010
Ratio of earnings to combined fixed charges and preferred share dividends	1.8	1.7	(1)

(1)	Earnings did not cover fixed charges and preferred share dividends by $1,257,000 for the year ended December 31, 2010.

Our ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For this purpose, “earnings” consist of pre-tax income (loss) before fixed charges, and “fixed charges” consist of interest expense, amortization of deferred financing fees, and a portion of rental expense representing interest. For the periods presented, we had no outstanding preferred shares, and therefore, there were no preferred share dividends included in the calculations of ratios of earnings to combined fixed charges and preferred share dividends for these periods.

We issued 5,000,000 of our 7.75% Series A Cumulative Redeemable Preferred Shares, which we refer to as our “Series A Preferred Shares,” in July 2012 and accordingly preferred share dividends will impact calculations of this ratio for all periods in which those shares, and any other preferred shares we may issue, are outstanding.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our common and preferred shares of beneficial interest. The discussion that follows is based in part on the terms of our declaration of trust and bylaws, as well as applicable provisions of Maryland law. All references to the declaration of trust and bylaws are to the amended versions, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Common Shares of Beneficial Interest

General Information

We are authorized to issue up to 400,000,000 common shares of beneficial interest, par value $0.01 per share. As of August 1, 2012, there were 32,133,386 common shares issued and outstanding. All of our outstanding common shares are, and all common shares that we may offer by this prospectus and any prospectus supplement will be when issued, fully paid and non-assessable.

Holders of our common shares are entitled to receive dividends when, as and if declared by our board of trustees, out of funds legally available for distribution. If we were to liquidate, dissolve or wind up our affairs, holders of our common shares would be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares, including our Series A Preferred Shares. Holders of our common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our shareholders for a vote.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Shares and shares of any other series of our preferred shares which we may designate and issue in the future. For instance, if we were to fail to pay dividends on our Series A Preferred Shares or any other outstanding preferred shares of beneficial interest, generally we would be prohibited from paying dividends on or repurchasing our common shares.

Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws Affecting Our Common Shares

Number of Trustees; Filling of Vacancies on Our Board

Our declaration of trust and bylaws provide that the number of our trustees is established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Removal of Trustees

Our declaration of trust and bylaws provide that, subject to the rights of holders of our Series A Preferred Shares and any other classes or series of preferred shares that may be issued in the future to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty. This provision, together with the provision of our bylaws described above which provides that our board has the exclusive power to fill vacancies on the board, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board of trustees has adopted a resolution opting us out of the business combinations provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by passing a subsequent resolution. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•

an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder.

However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding voting shares of beneficial interest, voting together as a single group; and

•

two-thirds of the votes entitled to be cast by holders of our voting shares other than voting shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder, voting together as a single group.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this bylaw provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust or Bylaws

Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. In our declaration of trust, we have set the vote required to approve most amendments of our declaration of trust and mergers required to be submitted to our shareholders at a majority of all votes entitled to be cast on the matter. In addition, under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time-to-time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law or in any manner in which the charter of a Maryland corporation may be amended without shareholder approval. Our board of trustees has the exclusive power to amend or repeal any provision of our bylaws and to make new bylaws.

Action by Written Consent

Our declaration of trust provides that any action required or permitted to be taken by the shareholders may not be taken without a meeting by less than unanimous written consent of our shareholders.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee/officer that was material to the cause of action adjudicated.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to pay and advance reasonable expenses to any of our present or former trustees or officers or any individual who, while a trustee or officer, and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise against any claim or liability arising by reason of service in such capacity.

Consistent with Maryland law, we are required to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

We have entered into indemnification agreements with our trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law, and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of our board of trustees, by the chairman of our board of trustees, our chief executive officer or our president, or by our secretary upon written request of the holders of at least a majority of our outstanding shares entitled to vote at the meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•

by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. These advance notice provisions may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Appraisal Rights

As permitted by Maryland law, our declaration of trust contains a provision that denies our shareholders appraisal rights in connection with any merger, consolidation or other business combination transaction.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the inability of our shareholders to remove incumbent trustees other than for cause, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. Maryland law permits our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have and to take, or refrain from taking, certain other actions without those decisions being subject to any heightened standard of conduct or standard of review as such decisions may be subject in certain other jurisdictions.

Listing

Our common shares are listed on the NYSE under the symbol “CHSP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Preferred Shares of Beneficial Interest

General Information

We are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of the date of this prospectus, 5,000,000 of our 7.75% Series A Cumulative Redeemable Preferred Shares were issued and outstanding.

Our declaration of trust provides that preferred shares may be issued from time-to-time in one or more series and gives our board of trustees broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares will have no preemptive rights. The preferred shares that we may offer by this prospectus and any prospectus supplement will be, when issued, fully paid and non-assessable.

The rights, preferences, privileges and restrictions of each series of preferred shares will be fixed by articles supplementary relating to the series. We will describe the specific terms of the particular series of preferred shares in the prospectus supplement relating to that series, which terms will include:

•	the designation and par value of the preferred shares;

•	the voting rights, if any, of the preferred shares;

•	the number of preferred shares offered, the liquidation preference per preferred share and the offering price of the preferred shares;

•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred shares;

•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred shares will cumulate;

•	the procedures for any auction and remarketing for the preferred shares, if applicable;

•	the provision for a sinking fund, if any, for the preferred shares;

•	the provision for, and any restriction on, redemption, if applicable, of the preferred shares;

•	the provision for, and any restriction on, repurchase, if applicable, of the preferred shares;

•	the terms and provisions, if any, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner or calculation) and conversion period;

•	the terms under which the rights of the preferred shares may be modified, if applicable;

•	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitation on issuance of any other series of preferred shares, including any series of preferred shares ranking senior to or on parity with the series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the preferred shares on any securities exchange;

•	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the preferred shares;

•

information with respect to the transfer agent, paying agent and registrar for the preferred shares, and any additional or modified book-entry procedures to those described under “Book-entry Securities” below, if applicable;

•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred shares; and

•	any additional rights, preferences, privileges or restrictions of the preferred shares.

Description of Our Series A Cumulative Redeemable Preferred Shares

In addition to any other class or series of preferred shares that we may offer, issue or sell pursuant to this prospectus, we have previously issued 5,000,000 Series A Cumulative Redeemable Preferred Shares. We may reopen this series and issue additional Series A Preferred Shares pursuant to a supplement to this prospectus. Our Series A Preferred Shares rank senior to our common shares with respect to distribution rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of our Series A Preferred Shares is entitled to receive a liquidation preference, which is equal to $25.00 per Series A Preferred Share, plus any accrued and unpaid distributions thereon, before the holders of our common shares receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding-up. Furthermore, we are generally restricted from declaring or paying any distributions, or setting aside any funds for the payment of distributions, on our common shares or, subject to certain exceptions, redeeming or otherwise acquiring any of our common shares unless full cumulative distributions on our Series A Preferred Shares have been declared and either paid or set aside for payment in full for all past distribution periods.

Dividends on the Series A Preferred Shares are payable quarterly in arrears on or about the 15th day of January, April, July, and October of each year. The dividend rate is 7.75% per annum of the $25.00 liquidation preference, which is equivalent to $1.9375 per share per year.

Generally, we may not redeem the Series A Preferred Shares until July 17, 2017. On and after July 17, 2017, we may, at our option, redeem the Series A Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a change of control (as defined in the articles supplementary relating to the Series A Preferred Shares), as a result of which neither our common shares nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such common securities) are listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A Preferred Shares, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series A Preferred Shares, the holders of Series A Preferred Shares will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a change of control by the holders of Series A Preferred Shares.

Upon the occurrence of a change of control, each holder of Series A Preferred Shares will have the right (subject to our right to redeem the Series A Preferred Shares in whole or in part, as described above, prior to the change of control conversion date (as defined in the articles supplementary relating to the Series A Preferred Shares)) to convert some or all of the Series A Preferred Shares held by such holder on the change of control conversion date into a number of our common shares per Series A Preferred Share to be converted equal to the lesser of the following, subject, in each case, to provisions for the receipt of alternative consideration as provided for in the articles supplementary relating to the Series A Preferred Shares:

•

(A) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (as defined in the articles supplementary relating to the Series A Preferred Shares) (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined in the articles supplementary relating to the Series A Preferred Shares); and

•	(B) 2.9189 common shares, subject to certain adjustments.

Except as provided above in connection with a change of control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property, and the holders of the Series A Preferred Shares have no preemptive rights to purchase or subscribe for our common shares or any other security of the Trust.

Except as required by law and in certain other limited circumstances, holders of our Series A Preferred Shares are not entitled to vote on any matters put to a vote of the Trust’s shareholders. Our board of trustees will not, however:

•

authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding Series A

Preferred Shares and all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class), provided if any of the foregoing materially and adversely affects the rights, preferences, privileges or voting power of the Series A Preferred Shares disproportionately relative to other parity equity securities, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class) also will be required; or

•

amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary with respect to the Series A Preferred Shares), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Shares receive shares with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Shares, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series A Preferred Shares. In addition, any increase in the amount of authorized Series A Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares.

Our Series A Preferred Shares are subject to the restrictions on ownership and transfer described below.

Our Series A Preferred Shares are listed on the NYSE under the symbol “CHSPPrA.” The transfer agent and registrar for our Series A Preferred Shares is American Stock Transfer & Trust Company, LLC.

Power to Reclassify Shares and Issue Additional Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time-to-time in one or more series, as authorized by the board of trustees. Prior to issuance of any classified or reclassified shares of a particular class or series, our board of trustees is required by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, which we refer to as the Maryland REIT law, and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Under the rules applicable to REITs, corporations are not considered “individuals” for purposes of this test. These requirements need not be satisfied during our first initial tax year as a REIT, but must be satisfied every year thereafter.

To maintain our qualification as a REIT, our declaration of trust includes restrictions on the number of our shares that a person may own. The declaration of trust provides:

•

no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding common shares of any class or series;

•

no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding preferred shares of any class or series;

•

no person (as defined in the declaration of trust) shall actually or beneficially own our shares to the extent that such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT at any time;

•	no person (as defined in the declaration of trust) shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time;

•

no person may own our shares if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules; and

•	no person may own our shares if such ownership would result in our failing to qualify as a REIT for U.S. federal income tax purposes.

Under the declaration of trust, the board of trustees, in its sole and absolute discretion, may exempt a shareholder that is not an individual from the 9.8% ownership limit for common shares and the 9.8% ownership limit for preferred shares, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its reasonable discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. Our board of trustees has granted in the past, and may grant in the future, ownership waivers.

In addition, our board of trustees from time-to-time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts or intends to acquire actual or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our qualification as a REIT. If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person (referred to as a prohibited owner) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

Any certificates we may issue representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares, including common shares, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the name of the rights agent and a description of the rights agreement;

•	whether the warrants will be listed on any securities exchange;

•	whether the warrants will be issued in fully registered or global form;

•	a discussion of material U.S. federal income tax considerations associated with the warrants or their exercise or transfer; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any warrants we may issue. The prospectus supplement related to the offering of any warrants will specify any additional ownership limitation relating to the warrants being offered thereby.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into by us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	the name of the rights agent and a description of the rights agreement;

•	a discussion of material U.S. federal income tax considerations associated with the rights or their exercise or transfer;

•	whether the rights will be listed on any securities exchange;

•	whether the rights will be issued in fully registered or global form; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any rights we may issue. The prospectus supplement related to the offering of any rights will specify any additional ownership limitation relating to the rights being offered thereby.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of two or more securities described in this prospectus. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe the specific terms of a series of units and the applicable unit agreement to be entered into between us and a bank or trust company, as unit agent, in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the aggregate number of, and the price at which we will issue, the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form;

•	the name of the unit agent and a description of the terms of the unit agreement;

•	a discussion of material U.S. federal income tax considerations associated with the units or their exercise or transfer;

•	whether the units will be listed on any securities exchange; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, in order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any units we may issue. The prospectus supplement related to the offering of any units will specify any additional ownership limitation relating to the units being offered thereby.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, except if the book-entry system is unavailable for any reason, which means that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary, or by a nominee of such depositary to such depositary or another nominee of such depositary, or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and trustees or any paying agent, rights agent, warrant agent, units agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities at any time is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we, at any time and in our sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chesapeake Lodging, L.P. See “Where You Can Find More Information.”

Management

Our operating partnership is organized as a Delaware limited partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies. As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and there are no limited partners other than us.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partner interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless, in the case of any merger (including a triangular merger), consolidation or other combination with or into another person, either (1) following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders, or (2)(i) we receive the consent of limited partners holding more than 50% of the partnership units of the limited partners (including those held by our company or its subsidiaries), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of such partnership units, and (iii) as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital Contribution

The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events, such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	be prohibited under the restrictions on ownership or transfer of our common shares in our declaration of trust;

•	be prohibited under applicable federal or state securities laws or regulations;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•

cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any U.S. federal income or excise tax liability imposed by the Internal Revenue Code (other than any U.S. federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally pays all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws and regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and is not treated as a separate entity for U.S. federal income tax purposes. Accordingly, all profits and losses of the operating partnership will be allocated to us. Upon the issuance of any units in our operating partnership to another partner, profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Internal Revenue Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with the offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal as the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Our operating partnership is not currently treated as a separate entity for U.S. federal income tax purposes. Upon the issuance of any units in our operating partnership to another partner, our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the operating partnership.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades; and

•	to investors directly in negotiated sales or in competitively bid transactions.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders or other security holders. In some cases, we or dealers acting with us or on our behalf also may purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities, including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We also may loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sales through Underwriters

If we use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for the solicitation of the contracts.

Direct Sales

We may sell offered securities directly as principal for our own account, without involving any underwriters or agents.

Rights Offerings

If we offer securities in a subscription rights offering to our existing shareholders or other security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sales through the Internet

From time to time, we may offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of the securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, pro-rated or rejected. Other pricing methods also may be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of securities for which such broker-dealers, agents or underwriters may act as agents or to which they may sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution might be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

To facilitate the offering of securities under this prospectus or an applicable prospectus supplement, some persons participating in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities during and after the offering of the securities. Specifically, if the applicable prospectus supplement permits, the underwriters of the securities may over-allot or otherwise create a short position in the securities for their own account by selling more of the securities than we have sold to them and may elect to cover any such short position by purchasing the securities in the open market.

In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing the securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of securities to the extent that it discourages resales of the securities. We make no representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

To comply with the securities laws of some states and other jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states and other jurisdictions, the securities may not be sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date before the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us or one or more of the agents or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent to dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our web site or the web site of any agent or dealer and any information contained in any other web site maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the web site maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus also may be used in connection with any issuance of common shares or preferred shares upon exercise of a warrant if such an issuance is not exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report (Form 10-K) for the year ended December 31, 2011, including the schedule appearing therein, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The financial statements of W Chicago – City Center and W Chicago – Lakeshore appearing in Chesapeake Lodging Trust’s Current Reports on Form 8-K/A dated July 26, 2011 and September 11, 2012, respectively, have been audited by Ernst & Young LLP, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements of Chesapeake Lodging Trust and financial statements of W Chicago – City Center and W Chicago – Lakeshore are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of NJA Hotel, LLC appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K filed on February 28, 2011 have been audited by Reznick Group, P.C., an independent accounting firm, as set forth in their report therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WTCC City Center Mezz V, LLC as of December 31, 2010 and 2009, and for the years then ended, appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A filed on December 19, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 24, 2012, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2012 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the SEC on May 9, 2012 and August 9, 2012, respectively;

•

our Current Reports on Form 8-K filed with the SEC on March 1, 2012, May 30, 2012, July 13, 2012, July 31, 2012 (solely in respect of information filed pursuant to Items 1.01 and 2.03 therein), August 9, 2012, August 21, 2012, September 7, 2012 and September 11, 2012;

•

our Current Report on Form 8-K filed with the SEC on February 28, 2011, and our Current Reports on Form 8-K/A filed with the SEC on July 26, 2011, December 19, 2011, July 10, 2012 and September 11, 2012 (in each case, only to the extent of the financial statements, pro forma financial information and auditors’ consents filed pursuant to Item 9.01 therein);

•

our Registration Statement on Form 8-A filed with the SEC on July 13, 2012, which incorporates by reference the section entitled “Description of Our Series A Preferred Shares” in our prospectus supplement dated July 10, 2012, as filed with the SEC on July 12, 2012 and the section entitled “Description of Shares of Beneficial Interest” in the accompanying prospectus dated February 28, 2011; and

•

our Registration Statement on Form 8-A filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

7,250,000 common shares of beneficial interest

Chesapeake Lodging Trust

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	Deutsche Bank Securities	Wells Fargo Securities	RBC Capital Markets

Co-Managers

Baird	KeyBanc Capital Markets	JMP Securities

Prospectus Supplement dated February 1, 2013 to Prospectus dated September 11, 2012